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                                                                      EXHIBIT 12


TYLER CORPORATION


RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS(1)
(in thousands)



                                                                 Three Months                 Nine Months
                                                                     Ended                       Ended
                                                                 September 30,               September 30,
                                                                      1996                        1996
                                                                 -------------               -------------
Loss as adjusted:

Loss from operations before income
  tax benefit                                                      $(3,536)                    $(6,201)

Interest expense                                                        75                         178

Rental expense interest factor                                         256                         766
                                                                   -------                     -------

Loss as adjusted                                                   $(3,205)                    $(5,257)
                                                                   =======                     =======


Fixed charges:

Interest expense                                                   $    75                     $   178

Rental expense interest factor                                         256                         766
                                                                   -------                     -------

                                                                   $   331                     $   944
                                                                   =======                     =======


Ratio of earnings to fixed
  charges                                                               --(2)                       --(2)


(1) For purposes of computing the ratio of earnings to fixed charges and preferred stock dividends, the loss, as adjusted, consists of the loss from operations before income tax benefit, plus fixed charges. Fixed charges consist of interest on all indebtedness and the portion of rental expense that the Company believes to be representative of interest. For the periods indicated, no preferred stock of the Company was outstanding.

(2) The loss from operations before income tax benefit was inadequate to cover fixed charges for the three and nine months ended September 30, 1996, by $3,536,000 and $6,201,000, respectively.